Exhibit 3.1

STATE OF TEXAS

CERTIFICATE OF CONVERSION

SPECTRAL IP, INC.

Pursuant to the provisions of Sections 10.154 and 10.155 of the Texas Business Organizations Code, the undersigned adopts the following certificate of conversion for the purpose of effecting a conversion of Spectral IP, Inc., a Delaware corporation (the “Converting Entity”), into Spectral IP, Inc., a Texas corporation (the “Converted Entity”).

1. The name, organizational form and jurisdiction of formation of the Converting Entity is:

Name	Organizational Form	Jurisdiction of Formation
Spectral IP, Inc.	For-profit Corporation	Delaware

2. The name, organizational form and jurisdiction of formation of the Converted Entity is:

Name	Organizational Form	Jurisdiction of Formation
Spectral IP, Inc.	For-profit Corporation	Texas

3. The date of formation in the State of Delaware of the Converting Entity is March 7, 2024.

4. A signed plan of conversion (the “Plan”) is on file at 78 SW 7th Street, Suite 500, Miami, FL 33130, the principal place of business of the Converting Entity.

5. The Plan will be on file after the conversion at 78 SW 7th Street, Suite 500, Miami, FL 33130, the principal place of business of the Converted Entity.

6. A copy of the Plan will be furnished upon written request without cost by the Converting Entity before the conversion or by the Converted Entity after the conversion to any owner or member of the Converting Entity or the Converted Entity.

7. The Certificate of Formation of the Converted Entity is attached hereto as Exhibit A.

8. The Plan has been approved as required by the laws of the jurisdiction of formation and the governing documents of the Converting Entity.

9. In lieu of providing the tax certificate, the Converted Entity shall be liable for the payment of any franchise taxes, if any.

10. This document becomes effective on April 4, 2025.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument. The undersigned certifies that the statements contained herein are true and correct, and that the person signing is authorized under the provisions of the Texas Business Organizations Code to execute the filing instrument.

Date: April 4, 2025.

CONVERTING ENTITY:

SPECTRAL IP, INC.

By:	/s/ Erich Spangenberg
Name:	Erich Spangenberg
Title:	President

[Signature Page to the Texas Certificate of Conversion of Spectral IP, Inc.]

EXHIBIT A
CERTIFICATE OF FORMATION
OF
SPECTRAL IP, INC.

(See attached.)

CERTIFICATE OF FORMATION

OF

SPECTRAL IP, INC.

a Texas corporation

Spectral IP, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:

A.	Spectral IP, Inc., a Delaware corporation (the “Delaware Corporation”), was originally incorporated on March 7, 2024.

B.	The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Spectral IP, Inc.” on April 3, 2025 pursuant to a plan of conversion under which the Delaware Corporation converted to the Corporation.

C.	The organizer shall be Erich Spangenberg located at 78 SE 7th Street, Suite 500 Miami, FL 33120.

D.	The converted entity is being formed under a plan of conversion. The name, organizational for, jurisdiction and date of formation of the converting entity is as follow:

Name: Spectral IP, Inc.

Address: 78 SE 7th Street, Suite 500, Miami, FL 33130

Organizational Form: For-Profit Corporation

Jurisdiction of Formation: Delaware

Date of Formation: March 7, 2024

Article I

The name of the corporation is Spectral IP, Inc.

Article II

The address of the Corporation’s registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201-3136. The name of its registered agent at such address is CT Corporation System. The initial mailing address of the Corporation is 2515 McKinney Ave, Suite 1000, Dallas, TX 75201.

Article III

The purpose or purposes for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code (the “TBOC”).

Article IV

The period of duration of the corporation is perpetual.

Article V

5.1 Authorized Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is five hundred and fifty million (550,000,000) shares, of which shall be comprised of five hundred million (500,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and fifty million (50,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

5.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, except as may be required by the TBOC, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 5.4 of this Article V.

5.3 Common Stock

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of formation (this “Certificate of Formation” which term, as used herein, shall mean the certificate of formation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Formation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the TBOC. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation or in any certificate of designation, and further subject to the Bylaws and the provisions of Article X of this Certificate of Formation, the vote of shareholders holding a majority of the shares of stock entitled to vote on the matter then outstanding shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any “fundamental business transaction” as defined in the TBOC.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible. Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

5.4 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article VI

6.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.2. Number of Directors; Initial Directors; Election; Term.

(a) The number of directors constituting the initial Board of Directors is three (3) and their names and addresses are as follows:

Name	Address
1. Erich Spangenberg	2515 McKinney Ave, Suite 1000, Dallas, TX 75201
2. Richard Cotton	2515 McKinney Ave, Suite 1000, Dallas, TX 75201
3. Martin Mellish	2515 McKinney Ave, Suite 1000, Dallas, TX 75201

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by the manner provided in the Bylaws.

(c) Notwithstanding the foregoing provisions of this Section 6.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

6.3. Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the shareholders of the Corporation only for cause.

6.4. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) a sole remaining director, in each case to the extent permitted by the TBOC. A person so elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

8.1. Action by Written Consent of Shareholders. Any action required or permitted by the TBOC as presently in effect and as hereafter amended, to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

8.2. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, (to the extent required by the TBOC ) the president, or by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

8.3. Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

9.1. Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 9.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 9.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

9.2. Indemnification. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of this Certificate of Formation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Formation inconsistent with the purpose and intent of, Article VI, Article VII, Article VIII or this Article X (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

IN WITNESS WHEREOF, Spectral IP, Inc. has caused this Certificate of Formation to be signed by a duly authorized officer of the Corporation on this 4th day of April, 2025.

By:	/s/ Erich Spangenberg
Title:	Erich Spangenberg
Chief Executive Officer